Exhibit 10.2
EMPLOYMENT AGREEMENT
     This Employment Agreement is entered into and is effective as of this 1st day of May (the “Effective Date”), 2006 between SFX Entertainment, Inc. d/b/a Live Nation (the “Company”) and Charles Walker (the “Employee”).
     WHEREAS, the Company and the Employee desire to enter into an employment relationship under the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. TERM OF EMPLOYMENT.
     The Employee’s term of employment starts on the Effective Date of this Agreement and ends on the close of business on May 1, 2008 (the “Employment Period” or “Term of Employment”).
2. TITLE AND DUTIES.
     (a) Duties. The Employee’s title is President, North America Music. The Employee will perform job duties that are usual and customary for this position, and will perform additional services and duties that the Company may from time to time designate that are consistent with the usual and customary duties of this position. The Employee will report to the President and CEO currently Michael Rapino. Employee’s service shall be rendered at Company’s office located in Los Angeles, California and Employee shall not be required to render services elsewhere without his prior written consent. The Employee will devote his full working time and efforts to the business and affairs of Company.
     (b) Exclusive Services. During employment with the Company, Employee shall not be employed elsewhere or engage in any competitive activity and, except as set forth in the preceding clause (a) of this Section 2, shall not render any services to any other person or business, or acquire any interest of any type in any other business which is in competition with Company, provided, however, that the foregoing shall not be deemed to prohibit Employee from acquiring, solely as an investment, (i) up to 10% of any securities of a partnership, trust, corporation or other entity so long as Employee remains a passive investor in such entity and such entity is not, directly or indirectly, in competition with Company or (ii) up to 5.0% of the outstanding equity interests of any publicly held company.
3. COMPENSATION AND BENEFITS
     (a) Base Salary. Effective May 1, 2005, the Company will pay the Employee an annual base salary of $450,000.00. The Employee shall receive annual raises in the amount of not less than 4% to be effective on each anniversary date of this Agreement. All payments of base salary will be made in installments according to the Company’s regular payroll practice, prorated monthly or weekly where appropriate, and subject to any increases that are determined to be appropriate by the Board or its Compensation Committee.

     (b) Performance Bonus. Employee will be eligible to receive a performance bonus as set forth in the Performance Bonus Calculation attached as “Exhibit A” to this Employment Agreement. Employee’s Target Bonus is $200,000.00. The Company reserves the right to modify the Performance Bonus Plan due to business circumstances such as business acquisition, business sale, accounting or non-operational circumstances.
     (c) Employment Benefit Plans. The Employee will be entitled to participate in all pension, profit sharing, and other retirement plans, all incentive compensation plans, and all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of the Company may participate as stated in the employee guide.
     (d) Vacation. Employee shall be eligible for a minimum of twenty (20) paid vacation days annually, to be awarded and taken in accordance with Company policy, as amended from time to time.
     (e) Expenses. The Company will pay or reimburse the Employee for all normal and reasonable travel and entertainment expenses incurred by the Employee in connection with the Employee’s responsibilities to the Company upon submission of proper vouchers in accordance with the Company’s expense reimbursement policy. For business related travel, Employee is eligible for Business Class air travel. The Company will provide the Employee with access to a credit card, subject to the approval of the credit card company and based on the Employee’s credit history, and which should only be used for business purposes. Payment is the responsibility of the Employee. Company, at its’ expense, will provide Employee with DSL connection and an office phone line at his residence.
     (f) Stock Options. Any future stock option grants will be granted based upon the performance of the Employee, which will be assessed in the sole discretion of the Company and the Compensation Committee of the Board. All option grants shall be made under the terms and conditions set forth in the applicable stock option plan under which they are issued. The Company reserves the right to modify any future Company stock option plan with respect to the change of control or any other provision of said plan. The Company’s obligations under this agreement to the Employee in the area of stock options are conditioned upon and subject to the Company’s decision, in its sole discretion, to: 1) alter, suspend or discontinue its stock option grant program; or 2) replace the program with an alternative form or method of compensation.
4. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.
     During the course of the Employee’s employment with the Company, the Company will provide the Employee with access to certain confidential information, trade secrets, and other matters which are of a confidential or proprietary nature, including but not limited to the Company’s venue, booking and operations information, artist and venue contracts, , production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information the Company treats as confidential or proprietary (collectively the “Confidential Information”). The Company provides on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid the Employee in the performance of his duties. The Employee understands and acknowledges that such Confidential Information is confidential and proprietary, and agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) the Employee deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company; (ii) the Employee is required by order of a court of competent jurisdiction (by subpoena or similar process) or by government authority to disclose or discuss any Confidential Information, provided that in such case, the Employee shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order or other government authority; or (iii) such Confidential Information becomes generally known to and available for use in the industries in which the Company does business, other than as a result of any action or inaction by the Employee. In addition to the foregoing, Employee shall have the right to disclose Confidential Information to his attorneys or accountants in the course of their representation of Employee. The Employee further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as the Employee shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them, provided to or created by him during the course of his employment with the Company. This nondisclosure covenant is binding on the Employee, as well as his heirs, successors, and legal representatives, and will survive the termination of this Agreement for any reason.
5. NONHIRE OF COMPANY EMPLOYEES.
     To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the term of the Employee’s employment with the Company and for a period of 12 months thereafter, regardless of the reason for termination of employment, the Employee will not, directly or indirectly, (i) hire any then current employee of the Company (other than Employee’s Assistant), or any subsidiary or affiliate of the Company; (ii) solicit or encourage any such employee to terminate their employment with the Company, or any subsidiary or affiliate of the Company; or (iii) solicit or encourage any such employee to accept employment with any business, operation, corporation, partnership, association, agency, or other person or entity with which the Employee may be associated.
6. NON-COMPETITION DURING TERM.
     To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the Employee’s employment with the Company the Employee will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is in the same business as the Company in any location in which the Company, or any subsidiary or affiliate of the Company, operates or has plans or has projected to operate during the Employee’s employment with the Company, including any area within a 50-mile radius of any such location. The foregoing shall not prohibit the Employee from owning up to 5.0% of the outstanding stock of any publicly held company.

     The Company and the Employee agree that the restrictions contained in this noncompetition covenant are reasonable in scope and duration and are necessary to protect the Company’s business interests and Confidential Information.
7. TERMINATION.
     The Employee’s employment with the Company may be terminated under the following circumstances:
     (a) Death. The Employee’s employment with the Company shall terminate upon his death.
     (b) Disability. Subject to the requirements of the Americans with Disabilities Act and any other applicable laws, the Company may terminate the Employee’s employment with the Company if, as a result of the Employee’s incapacity due to physical or mental illness, the Employee is unable to perform his duties under this Agreement on a full-time basis for more than 90 days in any 12 month period, as determined by the Company.
     (c) Termination By The Company. The Company may terminate this Employment Agreement with or without Cause. A termination for Cause must be for one or more of the following reasons: (i) conduct by the Employee constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, violation of the Company’s policy on sexual harassment, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) continued, willful and deliberate non-performance by the Employee of his duties hereunder (other than by reason of the Employee’s physical or mental illness, incapacity or disability) where such non-performance has continued for more than 10 business days following written notice of such non-performance; (iii) the Employee’s refusal or failure to follow lawful directives consistent with Employee’s title and position hereunder and with Company’s otherwise applicable policies, where such refusal or failure has continued for more than 30 days following written notice of such refusal or failure; (iv) a criminal conviction of the Employee, a plea of nolo contendere by the Employee to a felony; (v) a material breach by the Employee of any of the provisions of this Agreement or (vi) a violation by the Employee of the Company’s employment policies. If Company elects to terminate for Cause under c(v) or c(vi) Employee shall have five (5) days after the written notice within which to cure, except where such cause, by its nature, is not curable or the termination is based upon a recurrence of an act previously cured by Employee.
     (d) Termination By The Employee For Good Reason. Employee may terminate this Agreement at any time for “Good Reason,” which is defined as one of the following: (i) a failure of the Company to comply with a material term of this Agreement after written notice by the Employee specifying the alleged failure; or (ii) a change in Employee’s position, duties, responsibilities, or authority without an offer of additional reasonable compensation as determined by Company in light of compensation levels for similarly situated employees; or (iii) a reduction in Employee’s title, duties, responsibilities or authority. If Employee elects to terminate this Agreement for “Good Reason” as described above in this paragraph, the Company shall have five (5) days after the written notice within which to cure. If Company fails to cure within the applicable period, Employee’s termination for good reason shall become effective at the end of the 5th day of such cure period.

     (e) Termination by the Employee Without Cause. The Employee may terminate this Agreement without Cause by providing Company with 12 months advance written notice of his intent to terminate the employment relationship. If Employee terminates under this section, the Company may determine an earlier termination date on which employment will end. The Company shall not be required to continue employment during the notice period.
8. COMPENSATION UPON TERMINATION.
     (a) Death. If the Employee’s employment with the Company terminates by reason of his death, the Company shall, within the time period as required under the laws of the State of California, pay in a lump sum amount to such person as the Employee shall designate in a notice filed with the Company or, if no such person is designated, to the Employee’s estate, the Employee’s accrued and unpaid base salary and prorated bonus, if any (See Exhibit A), unreimbursed expenses, and any payments to which the Employee’s spouse, beneficiaries, or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).
     (b) Disability. If the Employee’s employment with the Company terminates by reason of his disability, the Company shall, within the time period as required under the laws of the State of California, pay in a lump sum amount to the Employee his accrued and unpaid base salary and prorated bonus, if any (See Exhibit A), unreimbursed expenses, and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).
     (c) Termination By The Company For Cause or Termination by Employee Without Cause. If this Agreement is terminated by the Company for Cause, or terminated by the Employee Without Cause, the Company will, within the time period as required under the laws of the State of California, pay in a lump sum amount to the Employee his accrued and unpaid base salary, unreimbursed expenses, and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).
(d) Termination With Severance
(1) Termination By The Company Without Cause or Termination by Employee for Good Reason.
     (A) If the Employee’s employment with the Company is terminated by the Company Without Cause, the Company will, within the time period as required under the laws of the State of California, pay in a lump sum amount to the Employee his accrued and unpaid base salary, prorated bonus, if any (See Exhibit A), unreimbursed expenses; any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies), and in addition, any stock options granted to Employee pursuant to Section 3(f) during the term of this Agreement shall vest at a rate of 20% per year up to the date of termination.
     (B) If the Employee’s employment with the Company is terminated by the Employee for Good Reason, the Company will, within the time period as required under the laws of the State of California, pay in a lump sum amount to the Employee his accrued and unpaid base salary, prorated bonus, if any (See Exhibit A), unreimbursed expenses; and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).
(C) Additionally, Employee may select either option (C)(i) or (C)(ii) below:
(i) If the Employee signs a general release of claims in a form and manner satisfactory to the Company, the Company will, within 5 business days, pay to the Employee a lump sum amount equal to six (6) months of the Employee’s annual base salary, less applicable federal and state withholding and all other ordinary payroll deductions. Notwithstanding the foregoing, if Employee terminates his employment for Good Reason, then the foregoing lump sum shall be an amount equal to six (6) months of the Employee’s annual base salary, less applicable federal and state withholding and all other ordinary payroll deductions.
OR
(ii) Employee may elect to become a part-time consultant to Company in exchange for severance pay and agrees to: (1) serve as an exclusive part-time consultant for the six (6) months after the date of termination (“Consulting Period”); (2) agrees not to compete with Employer, directly or indirectly, during the Consulting Period in accordance with Section 2(b) and Section 6; and (3) agrees to and signs a general release of claims in a form and manner satisfactory to the Company. Company will pay to Employee:
     a.) a lump sum amount equal to six (6) months of the Employee’s annual base salary, less applicable federal and state withholding and all other ordinary payroll deductions (“Severance Payment”); and,
     b.) an amount equal to six (6) months base salary, payable in periodic payments in accordance with ordinary payroll practices and deductions during the Consulting Period (“Consulting Payments”).
     (D) In addition to the payments set forth in subparagraphs (d)(1)(A) through (C) above, Company shall pay to Employee, on a gross-up basis for taxes, the amount Employee is required to pay for continuing health insurance coverage through the earlier of the date twelve (12) months after the date of termination and the date on which Employee becomes covered under the health insurance plan of a subsequent employer.
          (2) Pro Rata Bonus. If the Company terminates employment without cause or if Employee terminates employment for Good Reason, Employee shall be eligible for a pro-rata bonus as follows: If Employee’s termination date is on or between January 1 and May 31, then Employee shall receive an amount equal to the prorated portion of the bonus earned in the previous year. If Employee’s termination date is on or after June 1, he will receive payment of the prorated portion of the bonus for the year in which is he is terminated, to be payable by March 31 of the following year.
          (3) Intentionally deleted.

     (e) Effect Of Compliance With Compensation Upon Termination Provisions. Upon complying with Subparagraphs 8(a) through 8(d) above, as applicable, the Company will have no further obligations to the Employee except as otherwise expressly provided under this Agreement, provided that such compliance will not adversely affect or alter the Employee’s rights under any employee benefit plan of the Company in which the Employee has a vested interest, unless, otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.
9. PARTIES BENEFITED; ASSIGNMENTS.
     This Agreement shall be binding upon the Employee, his heirs and his personal representative or representatives, and upon the Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Employee, other than by will or by the laws of descent and distribution.
10. GOVERNING LAW.
     This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice of law or conflict provisions or rule (whether of the State of California any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California and the Employee and Company each hereby expressly consents to the personal jurisdiction of the state and federal courts located in Los Angeles County, in the State of California for any lawsuit arising from or relating to this Agreement.
11. DEFINITION OF COMPANY.
     As used in this Agreement, the term “Company” shall include SFX Entertainment, Inc., and any entity succeeding to all or substantially all of the business unit for which Employee renders services.
12. LITIGATION AND REGULATORY COOPERATION.
     During and after the Employee’s employment, the Employee shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Employee was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect the Employee or expose the Employee to an increased probability of civil or criminal litigation. The Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company. The Company will pay the Employee on an hourly basis (to be derived from his base salary) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse the Employee for all costs and expenses incurred in connection with his performance under this paragraph, including, but not limited to, reasonable attorneys’ fees and costs.
13. INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES.
     The Company shall indemnify the Employee to the fullest extent permitted by law, in effect at the time of the subject act or omission, and shall advance to the Employee reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Employee to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Employee was not entitled to the reimbursement of such fees and expenses), and the Employee will be entitled to the protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The Company covenants to maintain during the Employee’s employment for the benefit of the Employee (in his capacity as an officer and director of the Company) Directors and Officers Insurance providing benefits to the Employee no less favorable, taken as a whole, than the benefits provided to the other similarly situated employees of the Company by the Directors and Officers Insurance maintained by the Company on the date hereof; provided, however, that the Board may elect to terminate Directors and Officers Insurance for all officers and directors, including the Employee, if the Board determines in good faith that such insurance is not available or is available only at unreasonable expense.
14. ARBITRATION.
     The parties agree that any dispute, controversy or claim, whether based on contract, tort, statute, discrimination, retaliation, or otherwise, relating to, arising from or connected in any manner to this Agreement, or to the alleged breach of this Agreement, or arising out of or relating to Employee’s employment or termination of employment, shall, upon timely written request of either party be submitted to and resolved by binding arbitration. The arbitration shall be conducted in Los Angeles, California. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless otherwise agreed to by the parties in writing, the arbitration shall be conducted by one arbitrator who is a member of the AAA and who is selected pursuant to the methods set out in the National Rules for Resolution of Employment Disputes of the AAA. Any claims received after the applicable/relevant statute of limitations period has passed shall be deemed null and void. The award of the arbitrator shall be a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award, and to vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. The Company will pay the actual costs of arbitration excluding attorney’s fees. Each party will pay its own attorneys fees and other costs incurred by their respective attorneys.
15. REPRESENTATIONS AND WARRANTIES OF THE EMPLOYEE.

     The Employee represents and warrants to the Company that he is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or the other rights of Company hereunder.
16. MISCELLANEOUS.
     This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. The failure of a party to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce any provision of this Agreement. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

EMPLOYEE:

DATE: May 1, 2006	/s/ CHARLES WALKER

CHARLES WALKER

SFX ENTERTAINMENT, INC.,
d/b/a LIVE NATION

DATE: May 1, 2006	BY:	/s/ MICHAEL RAPINO

NAME: Michael Rapino

TITLE: Chief Executive Officer

Charles Walker — Performance Bonus Calculation
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EXHIBIT A
PERFORMANCE BONUS CALCULATION
     Employee will be eligible for an annual Performance Bonus (“Performance Bonus”). The Performance Bonus is based upon year-over-year combined EBITDA growth in 1% increments for NA Music Live, (including Motorsports) and NA Venues (together referred to as the “Applicable Division”). The calculation of the Performance Bonus is set forth below.
1. Annual Performance Bonus — Positive Growth in Prior Year:
     (a) If the Applicable Division experienced a year-over-year increase in EBITDA in the year preceding the calendar year to which the Performance Bonus relates, then the amount of the Performance Bonus attributable to the Applicable Division will be determined utilizing the schedule set forth in Section 1(b).
     (b) The Performance Bonus attributable to the Applicable Division to which this Section 1(b) applies shall be equal to the Target Bonus (as defined in the Employment Agreement) multiplied by the Percentage Bonus Amount for that Applicable Division in the table below that corresponds to the Applicable Division’s year-over-year EBITDA growth in the year to which the Performance Bonus relates.

	Growth
Positive Growth Model	Percentage	Bonus Amount
	1%	$5,000
	2%	$10,000
Target Bonus	3%	$15,000
$200,000.00	4%	$20,000
	5%	$25,000
	6%	$40,000
	7%	$55,000
	8%	$70,000
	9%	$85,000
	10%	$100,000
	11%	$120,000
	12%	$140,000
	13%	$160,000
	14%	$180,000
Target 15% Growth	15%	$200,000
	16%	$220,000
	17%	$240,000
	18%	$260,000
	19%	$280,000
	20%	$300,000
	21%	$320,000
	22%	$340,000
	23%	$360,000
	24%	$380,000

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Charles Walker — Performance Bonus Calculation
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	Growth
Positive Growth Model	Percentage	Bonus Amount
	25%	$400,000
	26%	$410,000
	27%	$420,000
	28%	$430,000
	28%	$440,000
	29%	$450,000
	30%	$460,000
	31%	$470,000
	32%	$480,000
	33%	$490,000
	34%	$500,000
	35%	$510,000
	36%	$520,000
	37%	$530,000
	38%	$540,000
	39%	$550,000
	40%	$560,000
	41%	$570,000
	42%	$580,000
	43%	$590,000
	44%	$600,000
     (c) The following is an example of a positive growth Performance Bonus provided for illustrative purposes only.
     Assume that in 2004, the Applicable Division achieved positive year-over-year EBITDA growth when compared to 2003. Assume also that in 2005 the year-over-year EBITDA growth is 16%. On this example the Percentage Bonus Amount for calendar year 2005 would be 110% (per table in Paragraph 2(b) above), resulting in a total Performance Bonus for calendar year 2005 of 110% of the Target Bonus, or $220,000.00.
2. Annual Performance Bonus — EBITDA Decrease
     (a) If the Applicable Division experienced a year-over-year decrease in EBITDA in the year preceding the calendar year to which the Performance Bonus relates, then the amount of the Performance Bonus attributable to the Applicable Division will be determined utilizing the schedule set forth in Section 2(b).
     (b) The Performance Bonus attributable to the Applicable Division to which this Section 2(b) applies shall be equal to the Target Bonus (as defined in the Employment Agreement) multiplied by the Percentage Bonus Amount for the Applicable Division in the table below that corresponds to the Applicable Division’s year-over-year EBITDA growth in the year to which the Performance Bonus relates.

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Charles Walker — Performance Bonus Calculation
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Prior Year —	Growth
EBITDA Decrease Growth Model	Percentage	Bonus Amount
	1%	0
	2%	0
Target Bonus	3%	0
$200,000.00	4%	0
	5%	$5,000
	6%	$10,000
	7%	$15,000
	8%	$20,000
	9%	$25,000
	10%	$30,000
	11%	$40,000
	12%	$50,000
	13%	$60,000
	14%	$80,000
	15%	$100,000
	16%	$120,000
	17%	$140,000
	18%	$160,000
	19%	$180,000
Target 20% Growth	20%	$200,000
	21%	$220,000
	22%	$240,000
	23%	$260,000
	24%	$280,000
	25%	$290,000
	26%	$300,000
	27%	$310,000
	28%	$320,000
	29%	$330,000
	30%	$340,000
	31%	$350,000
	32%	$360,000
	33%	$370,000
	34%	$380,000
	35%	$390,000
	36%	$400,000
	37%	$410,000
	38%	$420,000
	39%	$430,000
	40%	$440,000
     (c) The following is an example of a prior year EBITDA decrease Performance Bonus provided for illustrative purposes only:

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Charles Walker — Performance Bonus Calculation
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     Assume that in 2004, Applicable Division experienced a decrease in year-over-year EBITDA growth when compared to 2003. Assume also that in 2005, the year-over- year EBITDA growth of the Applicable Division was 13%. On this example the Performance Bonus payable for calendar year 2005 would be equal to $60,000.00.
3. Procedural Provisions.
     If the Performance Bonus is paid for any calendar year, it is calculated through the last day of the calendar year and generally will be payable to Employee within 90 days after the end of such calendar year or, as soon as reasonably practicable after such time as the Company has completed its internal accounting and audit processes for purposes of determining the relevant EBITDA identified above (the “Bonus Pay Date”). Following the end of each calendar year, Employee shall provide information and assistance as appropriate and necessary for purposes of completing the relevant EBITDA. If the Company terminates employment without cause, Employee shall be eligible for a pro-rata bonus as follows: If Employee’s termination date is on or between January 1 and May 31, then Employee shall receive an amount equal to the prorated portion of the bonus earned in the previous year. If Employee’s termination date is on or after June 1, he will receive payment of the prorated portion of the bonus for the year in which is he is terminated, to be payable by March 31 of the following year.
     The Company reserves the right to modify the Performance Bonus Plan due to specific business circumstances such as business acquisition, business sale, or non-divestitures.
4. Definitions.
     (a) “EBITDA.” As used herein, the term “EBITDA” shall mean, for any calendar year, the earnings of the Applicable Divisions (excluding extraordinary non-recurring items) for such calendar year (as determined by the Company’s chief financial officer in accordance with generally accepted accounting principles) before deduction of interest, taxes, depreciation and amortization. The parties expressly acknowledge and agree that due to circumstances such as business acquisitions, business divestitures, accounting changes or non-operational circumstances, additional modifications may be needed and appropriate for the definition of EBITDA as Company determines in its good faith discretion, including, without limitation, conversion of EBITDA to EBIT, with concomitant changes to the required percentage growth thresholds, in order to take account of the depreciation associated with major acquisition or capital investments. By way of example and without limiting the generality of the foregoing provisions, the parties acknowledge that the application of the foregoing provisions might include pro forma accounting adjustments for newly developed amphitheaters. The computation of the prior year increase in EBITDA must include payment of employee bonuses.
     (b) “Applicable Division.” As used herein, the term “Applicable Division” shall mean the NA Music Live (including Motorsports) and NA Venues

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